UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 26, 2017

AMERI Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-26460	95-4484725
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

100 Canal Pointe Boulevard, Suite 108, Princeton, New Jersey		08540
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: (732) 243-9250

(Former Name or Former Address, If Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

The information required herein is incorporated by reference to Item 5.02 below.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 27, 2017, Ameri Holdings, Inc. (“Ameri” or the “Company”) announced the appointment of Brent Kelton as Chief Executive Officer of Ameri, effective December 26, 2017, pursuant to an employment letter agreement (the “Employment Letter”) with him. Mr. Kelton has over 20 years of management consulting, corporate strategy and business development experience in the information technology services industry with a focus on large, SAP business transformation projects.

Mr. Kelton joined the Company in March 2017 through its acquisition of Ameri100 California Inc. (formerly ATCG Technology Solutions, Inc. (ATCG)) as a wholly-owned operating subsidiary of the Company, which Mr. Kelton led. Prior to joining Ameri, he previously led Fujitsu’s North American SAP business unit and KPIT Technologies Limited’s SAP strategic business unit, at which he grew KPIT to over 1,600 employees globally with annual revenues of $125 million. Mr. Kelton has also held leadership positions at several technology service providers focused on implementation services and support of SAP solutions. Mr. Kelton holds a bachelor of science degree in business analysis and management information systems from Texas A & M University and has completed executive education courses at the Stanford Graduate School of Business.

Pursuant to the Employment Letter, Mr. Kelton will receive an annual base salary of $250,000 and be eligible for bonus payments of up to an aggregate of $125,000 as determined by the Board of Directors, based on meeting and exceeding mutually agreed upon annual performance goals.

Mr. Kelton’s Employment Letter has a term of three years and is subject to early termination, other than for cause (as defined in the Employment Letter), by him or the Company for any reason upon 60 days’ written notice to the other party. If there is a change of control (as defined in the Employment Letter) and Mr. Kelton’s employment terminates within six months following the change of control for reasons other than for cause, then Mr. Kelton will be entitled to receive any accrued bonus as of such date of termination and any outstanding options held by him shall immediately vest.

The Employment Letter also contains covenants restricting Mr. Kelton from soliciting the Company’s employees or customers for a period of two years after the termination of Mr. Kelton’s employment with the Company, and prohibiting him from disclosure of confidential information regarding the Company at any time.

Other than selling his interests in ATCG to the Company in March of 2017, serving as the Executive Vice President of ATCG following its acquisition by the Company and entering into the Employment Letter with Ameri, Mr. Kelton has not engaged in a related party transaction with Ameri during the last two fiscal years, and there are no family relationships between Mr. Kelton and any of Ameri’s executive officers or directors.

Effective December 26, 2017, the Company’s prior President and Chief Executive Officer, Giri Devanur, resigned from his position with the Company and as a director of the Company.

The foregoing summary description of the Employment Letter is qualified in its entirety by reference to the full text of the Employment Letter, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein in its entirety by reference.

A copy of the press release announcing Mr. Kelton’s appointment is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01.	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description
Exhibit 10.1	Employment Letter, dated December 26, 2017, between Ameri and Partners Inc and Brent Kelton.
Exhibit 99.1	Press Release, dated December 27, 2017.

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Letter, dated December 26, 2017, between Ameri and Partners Inc and Brent Kelton.
99.1	Press Release, dated December 27, 2017.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

December 27, 2017	AMERI HOLDINGS, INC.

	By:	/s/ Viraj Patel
		Name:	Viraj Patel
		Title:	Chief Financial Officer